Exhibit 99.1

               Cheniere Energy Reports Third Quarter 2007 Results

     HOUSTON--(BUSINESS WIRE)--Nov. 6, 2007--Cheniere Energy, Inc. (AMEX:LNG) reported a net loss of $53.5 million, or $1.14 per share (basic and diluted), for the third quarter of 2007 compared with a net loss of $33.1 million, or $0.61 per share (basic and diluted), during the corresponding period in 2006. Year to date through September 30, 2007, Cheniere reported a loss of $129.1 million, or $2.48 per share (basic and diluted) compared to a net loss of $52.5 million, or $0.97 per share (basic and diluted), for the comparable period 2006.

     During the quarter, progress continued and the construction of the Sabine Pass LNG receiving terminal and Creole Trail pipeline remains on schedule and on budget. The Sabine Pass terminal is expected to commence operations in the second quarter of 2008 with initial send out capacity of 2.6 Bcf/d and storage capacity of 10.1 Bcf. Construction is also underway to expand the terminal to a total send out capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf by second quarter 2009. Commencement of operations of the 2.0 Bcf/d Creole Trail pipeline is expected to coincide with the initial start up of the terminal.

     Results for the quarter and nine months ended September 30, 2007 were primarily impacted by costs associated with the development of the infrastructure as well as the continued development of the organization in preparation for operations. The primary reasons for the $20.4 million increase in the net loss between corresponding quarters in 2006 and 2007 included the following: general and administrative expenses increasing by $22.9 million principally related to personnel costs necessary for the expansion of Cheniere's business; LNG terminal and pipeline development expenses increasing by $7.1 million due to the hiring of employees who will ultimately be operating and maintaining the Sabine Pass LNG receiving terminal and the Creole Trail pipeline and an increase in interest expense of $17.1 million primarily related to the Sabine Pass LNG, L.P. senior notes. These increases were partially offset by increased interest income of $9.9 million and by the effect in 2006 of a $15.1 million income tax provision.

     At September 30, 2007, Cheniere had unrestricted cash and cash equivalents of $446.6 million compared to $463.0 million at December 31, 2006. The primary sources of cash and cash equivalents during the first nine months of 2007 were the receipt of $203.9 million in net proceeds from the sale of Cheniere Energy Partners, L.P. ("Cheniere Partners") (AMEX:CQP) common units to the public and receipt of $391.7 million in net proceeds from a $400 million term loan in May 2007. The primary use of the proceeds from the term loan was to purchase 9,175,595 shares of the Company's common stock at a cost of $325.0 million, as previously announced. Another significant use of cash was for the construction of the Creole Trail pipeline, with costs incurred through September 30, 2007 of $310.6 million. Estimated costs of the Creole Trail pipeline, before financing costs, are approximately $500 to $550 million.

     At September 30, 2007, Cheniere held restricted cash, cash equivalents and treasury securities totaling $930.5 million which was comprised of $513.6 million dedicated to the completion of the construction of the Sabine Pass LNG receiving terminal including the expansion to 4 billion cubic feet per day of throughput capacity, $284.7 million reserved for interest payments on the Sabine Pass LNG, L.P. senior notes and $86.7 million as a reserve for distributions to Cheniere Partners' common unit holders. Estimated costs, before financing costs, for the Sabine Pass terminal are $1.4 to $1.5 billion. Costs incurred through September 30, 2007 were $941.9 million.

     Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

     For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the Securities and Exchange Commission.

     This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

     (Financial Table Follows)


                        Cheniere Energy, Inc.
                    Selected Financial Information
                          (in thousands) (1)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- --------------------
                                2007      2006       2007      2006
                              --------- --------- ---------- ---------


Revenues                      $    394  $    737  $       9  $  1,572
Operating costs and expenses
    LNG receiving terminal
     and pipeline development
     expenses                   10,071     2,923     26,357     6,730
    Exploration costs              659       661      1,032     2,089
    Oil and gas production
     costs                          82        61        250       166
    Impairment of fixed
     assets                         --     1,628         18     1,628
    Depreciation, depletion
     and amortization            1,952       896      4,523     2,080
    General and
     administrative expenses    34,904    12,044     85,101    37,669
                              --------- --------- ---------- ---------
         Total operating
          costs and expenses    47,668    18,213    117,281    50,362
                              --------- --------- ---------- ---------

Loss from operations           (47,274)  (17,476)  (117,272)  (48,790)

Derivative loss                     --      (966)        --       (44)
Interest expense, net          (28,027)  (10,886)   (80,383)  (33,120)
Interest income                 20,990    11,100     66,695    30,978
Other income (expense)            (188)      201       (372)      485
Income tax provision                --   (15,079)        --    (2,045)
Minority interest                1,045        --      2,203        --
                              --------- --------- ---------- ---------
Net loss                      $(53,454) $(33,106) $(129,129) $(52,536)
                              ========= ========= ========== =========

Net loss per common share--
 basic and diluted            $  (1.14) $  (0.61) $   (2.48) $  (0.97)
                              ========= ========= ========== =========

Weighted average number of
 common shares outstanding--
 basic and diluted              46,728    54,496     51,974    54,361
                              ========= ========= ========== =========


                                           September 30, December 31,
                                               2007          2006
                                           ------------- -------------
                                            (Unaudited)

Cash and Cash Equivalents                  $    446,579  $     462,963
Restricted Cash and Cash Equivalents            234,546        176,827
Other Current Assets                             52,726         10,183
Non-Current Restricted Cash, Cash
 Equivalents and Treasury Securities            695,961      1,071,722
Property, Plant and Equipment, Net            1,399,345        748,818
Debt Issuance Costs, Net                         45,789         41,545
Goodwill                                         76,844         76,844
Other Assets                                     65,144         15,586
                                           ------------- -------------
  Total Assets                             $  3,016,934  $   2,604,488
                                           ============= =============

Current Liabilities                        $    184,532  $      61,939
Long-Term Debt                                2,757,000      2,357,000
Deferred Revenue                                 41,000         41,000
Other Liabilities                                 7,359          1,302
Minority Interest                               293,477             --
Stockholders' (Deficit) Equity                 (266,434)       143,247
                                           ------------- -------------
  Total Liabilities and Stockholders'
   (Deficit) Equity                        $  3,016,934  $   2,604,488
                                           ============= =============


(1) Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the Securities and Exchange Commission.


     CONTACT: Cheniere Energy, Inc.
              Investor Relations and Communications Department
              Christina Cavarretta, 713-375-5100
              Manager Investor Relations